KIRTANE & PANDIT

Registered Public Company Accountant's Consent Letter

To the Board of Directors and Stockholders'
Apex Resources Inc.
Alyataus g. 100 Varêna,
Lithuania

Re: Apex Resources Inc.

We, Kirtane & Pandit LLP, Chartered Accountants, hereby consent to using our opinion report sold on behalf of filing the referenced company's S-1 document with the SEC for the year ended June 30, 2017.

Whereby, We, Kirtane & Pandit LLP, Chartered Accountants, hereby consent to our reference as auditor being an "expert" in accordance with Rule 436 of Regulation C and Rule 601(b)(23) of Regulation S-K

For Kirtane & Pandit LLP
Chartered Accountants
FRN: 105215W/W100057
PCAOB FIRM ID NO 5686

Sd/-
Milind Bhave
Partner
Membership No. 047973
Place: Mumbai,
Date: August 9, 2017